Exhibit 10.1

AGUIAR, ET AL. v. ZEP INC., ET AL.

MEMORANDUM OF UNDERSTANDING

On January 23, 2014, the parties to the case entitled Aguiar, et al. v. Zep Inc., et al., N.D. Cal. Case No. 3:13-cv-00563-RS) (referred to herein as “Case”), mediated the Case before Mark S. Rudy, Esq. and reached the following settlement (the “Settlement”) which is intended to be a full and final resolution of the Case and all released claims to the extent as set forth herein:

1.                                      Defendants, as referenced herein and as released in the settlement, includes Zep Inc., Acuity Specialty Products, Inc., all present and former parent companies, subsidiaries, related or affiliated companies, shareholders, officers, directors, employees, agents, attorneys, insurers, successors and assigns, and any individual or entity which could be jointly liable with Defendants, or any of them (hereinafter “Defendants”), and their counsel of record.

2.                                      The settlement plaintiffs consist of the Plaintiffs in the Case who are not in arbitration and also exclude Plaintiffs David Ovadia, Theron Lee, Susan (Trau) Johnson, Robert Hoppe, Brian Calle, and Gerald Turner (hereinafter “Settlement Plaintiffs”).

3.                                      Defendants agree to pay the principal sum of $1,651,596.00 and $812,063.51 in interest accrued through January 23, 2014.  From and after January 23, 2014, additional interest shall accrue at the rate of $452.49 per day from January 24, 2014 through the date of payment.

4.                                      Payment shall be made to the Palay Law Firm Client Trust Account and shall be made within ten (10) business days of execution of all of the individual settlement agreements.

5.                                      Defendants’ counsel shall prepare individual settlement agreements and mutual releases for the Settlement Plaintiffs.  Defendants’ counsel agree to provide Settlement Plaintiffs’ counsel a form of an individual settlement agreement and mutual release within ten (10) calendar days from January 23, 2014.  Defendants’ counsel agree to generate individual settlement agreements and mutual releases within five (5) calendar days after the parties have finalized the terms of the form settlement agreement and mutual release.

6.                                      The claims to be released by the Settlement Plaintiffs are set forth below:

For purposes of this Agreement, the “Released Claims” are defined as:  All claims, demands, rights, liabilities, and causes of action of every nature and description whatsoever, whether known or unknown, that were asserted in the lawsuit, whether in tort, contract, statute, rule, ordinance, order, regulation, or otherwise, for state wage and hour laws (including California Labor Code sections 201-203, 221, 226, 2802, and 2698 et seq. (PAGA), and California Business & Professions Code §17200 et seq.), and/or claims that could have been asserted in the lawsuit, whether for economic damages, non-economic damages, restitution, penalties, wages, liquidated damages, or interest arising out of the claims at issue, including:  claims for failure to pay wages, for unlawful deductions, for failure to reimburse business related expenses, for inaccurate wage statements, for unfair competition, and for statutory and/or civil penalties pursuant to the California Labor Private Attorney General Act.

7.                                      The parties further agree that the individual settlement agreements and mutual releases shall include mutual waivers of the protections afforded under California Civil Code Section 1542.

8.                                      The parties agree that, for purposes of attorneys’ fees and costs, Settlement Plaintiffs are the prevailing parties and Settlement Plaintiffs’ counsel shall be entitled to recovery of attorneys’ fees and costs, with the amount of fees and costs to be set by the Court pursuant to the parties’ motion practice.  The parties further agree that nothing in this Memorandum of Understanding affects Defendants’ ability to challenge the reasonableness and/or amount of the fees and costs sought by Settlement Plaintiffs’ counsel.  The parties further understand and agree that Settlement Plaintiffs’ counsel may file a motion for attorneys’ fees and costs after execution of all of the individual settlement agreements and before final judgment is entered in the Case.

9.                                      Settlement Plaintiffs’ counsel shall have through 5 p.m. (PST) on January 31, 2014 to make a good faith effort to obtain all of the Settlement Plaintiffs’ approvals of the terms of this settlement.

10.                               Each party will be responsible for its own tax obligations.

11.                               Settlement Plaintiffs’ counsel further represent that no one who has entered into a settlement agreement with Defendants in connection with the Britto, et al. v. Zep Inc., et al. lawsuit, Alameda Superior Court, Case No. VG10553718 (“Britto Case”) other than those who are already part of the Case has contacted them with regard to representations.  Settlement Plaintiffs’ counsel agree that neither they nor their law firms, Hathaway, Perrett, Webster, Powers, Chrisman & Gutierrez and The Palay Law Firm, will solicit or seek to represent individuals who signed settlements in connection with the Britto Action.

12.                               In the event there is any dispute concerning any language or any provision of the final individual settlement agreements or mutual releases and/or issues regarding this settlement, the matter shall be submitted to the mediator, Mark S. Rudy, Esq., who shall serve as the binding arbiter of such dispute.

13.                               The parties agree that this Memorandum shall be a binding and enforceable agreement consistent with the terms herein.  The parties agree that this Memorandum does not include all the terms that will be included in the final formal agreement.

Dated: January 23, 2014	HATHAWAY, PERRETT, WEBSTER,
POWERS, CHRISMAN & GUTIERREZ

/s/ Alejandro P. Gutierrez
Alejandro P. Gutierrez, on behalf of the Aguiar
Settlement Plaintiffs

Dated: January 23, 2014	THE PALAY LAW FIRM

/s/ Daniel J. Palay
Daniel J. Palay, on behalf of the Aguiar
Settlement Plaintiffs

Dated: January 23, 2014	HUNTON & WILLIAMS LLP

/s/ Kurtis A. Powell
Kurtis A. Powell
Attorneys for Defendants
Zep Inc. and Acuity Specialty Products, Inc.